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Filed pursuant to Rule 424(b)(3)
Registration No. 333-217549

SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS SUPPLEMENT
DATED FEBRUARY 6, 2018

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Prospectus supplement
(To Prospectus dated April 28, 2017)

8,000,000 Shares

Halcón Resources Corporation

Common Stock

We are offering 8,000,000 shares of our common stock.

Our common stock trades on the New York Stock Exchange under the symbol "HK." The last reported trading price of our common stock on February 5, 2018 was $7.45.

Certain executive officers, directors and other affiliates of the Company have informed the Company that they may also purchase shares offered in this offering at the public offering price. The number of shares of our common stock available for sale to the public will be reduced to the extent that shares of our common stock are sold to any of our executive officers, directors or affiliates.

Investing in our common stock involves risk. See "Risk factors" beginning on page S-10 of this prospectus supplement, page 4 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement.

	Per share	Total

Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Halcón Resources Corporation (before expenses)(1)	$	$

(1)    We refer you to "Underwriting" beginning on page S-34 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock on the same terms and conditions as set forth above, solely to cover over-allotments.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

We expect delivery of the shares in book-entry form on or about                           , 2018.

Book-Running Manager

J.P. Morgan

Prospectus Supplement dated February               , 2018

Prospectus supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where you can find more information."

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. It is important that you read and consider all of the information contained in this prospectus supplement, in the accompanying prospectus and in any other document incorporated by reference herein or therein in making your investment decision.

Unless indicated otherwise in this prospectus supplement or the context requires otherwise, all references to "Halcón," "Company," "us," "we," "our," or "ours" refer to Halcón Resources Corporation and its consolidated subsidiaries.

S-ii

Where you can find more information

We have filed a registration statement with the U.S. Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, as amended (the "Securities Act"), that registers the offer and sale of the shares of our common stock covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "HK."

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), excluding information that is furnished rather than filed, until we sell all of the securities:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017; and

•
our Current Reports on Form 8-K filed with the SEC on January 24, 2017, January 25, 2017, January 26, 2017, February 9, 2017, February 10, 2017, February 16, 2017, March 2, 2017, March 3, 2017, March 9, 2017, April 7, 2017, May 4, 2017, June 2, 2017, July 11, 2017, July 12, 2017, July 14, 2017, July 25, 2017, August 3, 2017, September 11, 2017, September 20, 2017, November 30, 2017 and December 6, 2017.

You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana St., Suite 1500
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

You should rely only on the information included or incorporated by reference in this prospectus supplement or the accompanying prospectus. If information in incorporated documents conflicts with information in this prospectus supplement or the accompanying prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

S-iii

Cautionary statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, concerning, among other things, planned capital expenditures, potential increases in oil and natural gas production, the number and location of wells to be drilled in the future, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. In addition, estimates of our oil and natural gas reserves, our production (oil, natural gas and NGL), our gross and net wells, our gross and net future potential drilling locations, our working interest ownership, our operational control, our net acreage and the amount of such net acreage held by production, and any such information relating to the West Quito Draw Properties and the Additional Monument Draw Properties (each as defined herein), included or incorporated by reference in this prospecuts supplement have been prepared by our internal engineering staff and have not been prepared, audited or reviewed by an independent petroleum engineer unless otherwise provided. Estimates of our future production levels are based on the Company's current well results and planned drilling program, which may be subject to revision, suspension or delay based on actual well results, significant acquisitions, and significant changes in commodities prices or drilling and completion costs. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "objective," "believe," "predict," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements. You should consider carefully the risks discussed under the "Risk factors" section of this prospectus supplement, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017, and the other disclosures contained or incorporated by reference herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

•
volatility in prices for oil, natural gas and NGLs;

•
our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fund our operations, satisfy our obligations and develop our undeveloped acreage position;

•
our ability to replace our oil and natural gas reserves and production;

•
the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits and may divert management's time and energy;

•
our ability to successfully integrate acquired oil and natural gas businesses and operations, including the West Quito Draw Properties and the Additional Monument Draw Properties;

•
changes in the terms of or timing of our pending acquisition or newly discovered information about our pending acquisition;

•
we have historically had substantial indebtedness and we may incur more debt in the future;

•
higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

S-iv

•
the presence or recoverability of estimated oil and natural gas reserves attributable to our properties and the actual future production rates and associated costs of producing those oil and natural gas reserves;

•
our ability to successfully develop our large inventory of undeveloped acreage;

•
our ability to retain key members of senior management, the board of directors, and key technical employees;

•
access to and availability of water and other treatment materials to carry out fracture stimulations in our resource play;

•
access to adequate gathering systems, processing facilities, transportation take-away capacity to move our production to market and marketing outlets to sell our production at market prices;

•
the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars;

•
contractual limitations that affect our management's discretion in managing our business, including covenants that, among other things, limit our ability to incur debt, make investments and pay cash dividends;

•
the potential for production decline rates for our wells to be greater than we expect;

•
competition, including competition for acreage in our resource play;

•
environmental risks;

•
drilling and operating risks;

•
exploration and development risks;

•
the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulations);

•
general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access capital;

•
social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage;

•
other economic, competitive, governmental, regulatory, legislative, including federal and state regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;

•
our insurance coverage may not adequately cover all losses that we may sustain;

•
title to the properties in which we have an interest may be impaired by title defects;

•
senior management's ability to execute our plans to meet our goals; and

S-v

•
our dependency on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this section of the prospectus supplement and elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

S-vi

Summary

This summary highlights some of the information contained elsewhere in this prospectus supplement or incorporated by reference herein and does not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein before making an investment decision. You should carefully consider the information set forth under "Risk factors" beginning on page S-10 of this prospectus supplement as well as those risks described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017. In addition, certain statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus contain forward-looking information that involve risks and uncertainties. See "Cautionary statement regarding forward-looking statements." We have provided definitions for certain oil and natural gas terms used in this prospectus supplement in the "Glossary of oil and natural gas terms."

Halcón Resources Corporation

Overview

Halcón Resources Corporation is an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets in the United States. We were incorporated in Delaware on February 5, 2004, recapitalized on February 8, 2012 and reorganized on September 9, 2016. From 2012 through 2016, we primarily focused on the development of acquired properties and also divested non-core assets in order to fund activities in our core resource plays, including the El Halcón area of East Texas and in the Williston Basin in North Dakota.

In 2017, we acquired approximately 41,000 net acres in the Delaware Basin and sold our El Halcón and Williston Basin assets in order to transform into a pure-play, single-basin company focused on the Permian Basin in West Texas. See "Recent developments" below. Following these divestitures, all of our properties and drilling activities are focused in the Delaware Basin, where we have an extensive drilling inventory that we believe offers more attractive economics. The Williston Divestiture (as defined below) also improved our liquidity and significantly reduced our debt, better enabling us to accelerate development of our Delaware Basin properties and execute our growth plans in the future.

Following the Williston Divestiture, our assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. Our properties consist of large, contiguous acreage blocks in Ward and Pecos counties in West Texas. The Permian Basin is an attractive operating area due to its extensive oil-in-place, favorable operating environment, multiple horizontal zones, high oil and liquids-rich natural gas content, well-developed network of oilfield service providers, long-lived reserves with relatively consistent reservoir quality and historically high drilling success rates.

As of February 1, 2018 we held approximately 48,359 net acres in the Delaware Basin of West Texas. These properties are approximately 94% operated and have an average working interest of approximately 74%. In the Delaware Basin, as of February 1, 2018, we had two operated, producing horizontal wells and two operated, producing vertical wells in the Monument Draw area of Ward County, Texas, with three additional wells flowing back after frac in that area, and eight operated, producing horizontal wells in the Hackberry Draw area of Pecos County, Texas, with two additional wells flowing back after frac in that area.

Our estimated net production for the fourth quarter of 2017 was approximately 6,300 Boe/d. We estimate that at February 6, 2018 our net production was in excess of 10,000 Boe/d. We expect 2018 full year net production to average between 15,000 and 19,000 Boe/d, excluding the impact of the acquisition of the West Quito Draw Properties (as defined below) and assuming we will achieve our current area type curves on average. The estimates above are subject to revision, delay or suspension based on results achieved, significant acquisitions, changes in commodity prices and actual drilling and completion costs.

Recent developments

Year end 2017 estimated proved reserves

We have preliminarily estimated our total proved reserves as of December 31, 2017 to be between 48 and 52 MMBoe with PV-10 of between $275 million and $300 million, and we expect the estimated standardized measure to be in the same range as PV-10. Between 26% and 30% of these estimated total proved reserves were classified as proved developed as of December 31, 2017, and approximately 65% was oil. Estimated proved reserve data is based on SEC pricing at December 31, 2017 of $51.34 per Bbl of oil and $2.976 per MMBtu of natural gas. The foregoing preliminary estimates of our oil, NGLs, and natural gas proved reserves and the estimated present values thereof have been prepared by our internal engineering staff and have not been prepared, audited or reviewed by an independent petroleum engineer. Our December 31, 2017 estimated proved reserves that will be reported by the Company will be based on a reserve report of our independent petroleum engineers, Netherland, Sewell & Associates, Inc. ("NSAI"), that has not yet been prepared. Although the Company believes its internal preliminary estimates of proved reserves are prepared on a basis consistent with the methodology employed by NSAI, the proved reserves estimates as of December 31, 2017 of NSAI could deviate from the range of our preliminary internal estimates.

Pending acquisition of the West Quito Draw Properties

On February 6, 2018, Halcón Energy Properties, Inc., our wholly owned subsidiary ("HEPI"), entered into a Purchase and Sale Agreement (the "Shell Purchase Agreement") with SWEPI LP ("Shell"), an affiliate of Shell Oil Company, pursuant to which we agreed to purchase an aggregate 10,524 net acres and related assets in the Southern Delaware Basin located in Ward County, Texas (the "West Quito Draw Properties") for a total purchase price of $200 million. The effective date of the proposed acquisition would be February 1, 2018, and we expect to close in early April of 2018.

Based on information provided by Shell, we estimate that current net production from the West Quito Draw Properties is approximately 1,100 Boe/d (54% oil). We estimate that the West Quito Draw Properties include 251 gross (181 net) operated drilling locations in the Wolfcamp and the 3rd Bone Spring zones. Halcón estimates there are an additional 132 gross operated locations in other zones across this acreage position. The West Quito Draw Properties have an average working interest of approximately 72% and are approximately 47% held by production. We are considering bringing an operated rig to this area in the second quarter of 2018.

The purchase price is subject to adjustments for (i) operating expenses, capital expenditures and revenues between the effective date and the closing date, (ii) title and environmental defects, and (iii) other purchase price adjustments customary in oil and gas purchase and sale agreements. Pursuant to the terms of the Shell Purchase Agreement, we paid a deposit totaling $20.0 million, which amount will be applied to the purchase price if the transaction closes.

The completion of the acquisition of the West Quito Draw Properties is subject to customary closing conditions. Either party may terminate the Shell Purchase Agreement if certain closing conditions have not been satisfied, or if the transaction has not closed on or before April 20, 2018. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the acquisition may not be completed. Our escrow deposit with Shell is refundable only in specified circumstances if the transaction is not consummated. There can be no assurance that we will acquire the West Quito Draw Properties on the terms or timing described herein or at all. Even if we consummate the acquisition of the West Quito Draw Properties, we may not be able to achieve the expected benefits. Neither this offering nor the concurrent notes offering, discussed below, are conditioned upon the closing of the acquisition of the West Quito Draw Properties.

Recent acquisition of additional properties in Monument Draw from private seller

On December 13, 2017, HEPI acquired 4,413 net acres and related assets in the Southern Delaware Basin in an area contiguous to the western and southern areas of our existing Monument Draw properties in Ward County, Texas (the "Additional Monument Draw Properties") from a private company for a total purchase price of approximately $104.0 million. We estimate that the Additional Monument Draw Properties include 48 gross (42 net) operated locations across two Wolfcamp zones and the 3rd Bone Spring formation. We estimate that there are an additional 44 gross (39 net) operated locations in other zones across this acreage position. We estimate that the Additional Monument Draw Properties are 96% operated and have an average working interest of 88%, with approximately 99% held by production.

Acquisition of properties in Monument Draw pursuant to Option Agreements

On December 9, 2016, one of our wholly owned subsidiaries, Halcón Permian, LLC ("Halcón Permian"), entered into an agreement with a private company, pursuant to which we acquired the rights to purchase up to 15,040 net acres located predominantly in Ward County, Texas (the "Monument Draw Option Properties"). The Monument Draw Option Properties are divided into two tracts: the southern tract, comprising 6,720 net acres (the "Southern Tract"), and the northern tract, comprising 8,320 net acres (the "Northern Tract"), with separate options for each tract. On June 15, 2017, Halcón Permian purchased the Southern Tract for $13,000 per net acre and on January 9, 2018, Halcón Permian purchased the Northern Tract for the same price per net acre. Each of the Southern Tract and Northern Tract are 100% operated and have an average working interest of 100%.

On June 20, 2017, Halcón Permian entered into an additional agreement with the same private company for the right to purchase 7,680 additional net acres located in Ward and Winkler Counties, Texas (the "Eastern Tract") for approximately $77 million. The Company recently completed the commitment well on the Eastern Tract and has until March 31, 2018 to exercise its option to acquire the Eastern Tract acreage. The Eastern Tract is 100% operated and has an average working interest of 100%. The Company estimates there are 72 base case gross and net operated locations in the Wolfcamp and 3rd Bone Spring zones on this option acreage in addition to 72 gross and net operated locations in other formations.

Divestiture of Williston Basin operated assets

On September 7, 2017, we and certain of our wholly owned subsidiaries completed the sale of all of our operated oil and natural gas leases, oil and natural gas wells and related assets located in the Williston Basin in North Dakota, as well as 100% of the membership interests in two of our subsidiaries (collectively, the "Williston Assets"), to Bruin Williston Holdings, LLC (such sale, the "Williston Divestiture"). Pursuant to the terms of that certain Agreement of Sale and Purchase, dated July 10, 2017 (as amended, the "Williston Purchase Agreement"), the total cash purchase price was approximately $1.4 billion, before certain closing adjustments as provided for in the Williston Purchase Agreement. The effective date of the Williston Divestiture was June 1, 2017. The Williston Assets sold included approximately 105,900 net acres prospective for the Bakken and Three Forks formations in North Dakota. Estimated proved reserves associated with these properties accounted for approximately 104.9 MMBoe, or approximately 71% of our year-end 2016 proved reserves. The Williston Assets generated net production of approximately 26,180 Boe/d, or approximately 76% of our average daily production during the nine months ended September 30, 2017.

Divestiture of Williston Basin non-operated assets

On September 19, 2017, certain of our wholly owned subsidiaries entered into an Agreement of Sale and Purchase with a private company pursuant to which we agreed to sell our non-operated properties and related assets located in the Williston Basin in North Dakota and Montana (the "Non-Operated Williston Assets") for a total adjusted purchase price of approximately $105.2 million, before certain closing adjustments as provided for in the Agreement of Sale and Purchase. The effective date of the transaction was April 1, 2017 and the transaction closed on November 9, 2017. Upon closing of the sale of the Non-Operated Williston Assets, the borrowing base on our revolving credit facility was reduced to $100.0 million.

The Non-Operated Williston Assets generated net production of approximately 2,500 Boe/d, or approximately 7% of our average daily production for the nine months ended September 30, 2017.

Concurrent notes offering

Concurrently with this offering, we have commenced a private offering of an additional $200 million in aggregate principal amount of our existing 6.75% senior notes due 2025, in an offering we refer to herein as the "concurrent notes offering." We expect the concurrent notes offering to close after the date that this offering closes, but we cannot assure you that the concurrent notes offering will close on these terms, on a timely basis or at all. This offering is not conditioned upon the closing of the concurrent notes offering. These notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non U.S. persons in accordance with Regulation S under the Securities Act. The additional 6.75% senior notes due 2025 will not be registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy the securities offered in the concurrent notes offering.

Entry into Second Amendment to Credit Agreement

On February 2, 2018, we and our subsidiaries entered into the Second Amendment (the "Amendment") to our Amended and Restated Senior Secured Revolving Credit Agreement (as amended, the "Credit Agreement") by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto, as lenders. The Amendment, among other things, provides for (i) the use of annualized financial information in determining EBITDA (as defined in the Credit Agreement) for the fiscal quarters ending June 30, 2018, September 30, 2018 and December 31, 2018, (ii) an increase in the ratio of Consolidated Total Net Debt (as defined in the Credit Agreement) to EBITDA of 4.5 to 1.0 for the fiscal quarter ending June 30, 2018, and a ratio of 4.0 to 1.0 for any fiscal quarter thereafter, (iii) a waiver of compliance with the covenant relating to the Total Net Indebtedness Leverage Ratio (as defined in the Credit Agreement) for the fiscal quarter ending March 31, 2018, and (iv) a waiver of the automatic reduction to the borrowing base that would otherwise result due to the issuance of additional 6.75% senior notes due 2025 in connection with the concurrent notes offering.

Redemption of the 2022 second lien notes

Using a portion of the net proceeds from the Williston Divestiture, on October 7, 2017 (the "Redemption Date"), we fully redeemed $112.8 million aggregate principal amount constituting all of our outstanding 12.0% senior secured second lien notes due 2022 (the "2022 Second Lien Notes"). We redeemed the 2022 Second Lien Notes at a redemption price equal to the principal amount plus a make whole premium (as described in the indenture governing the 2022 Second Lien Notes) together with accrued and unpaid interest on the 2022 Second Lien Notes to, but not including, the Redemption Date.

Repurchase of 6.75% senior notes due 2025

On October 10, 2017, we completed the repurchase of approximately $425.0 million of the $850.0 million outstanding aggregate principal amount of 6.75% senior notes due 2025 using a portion of the net proceeds from the Williston Divestiture following the redemption of the 2022 Second Lien Notes. The consummation of the Williston Divestiture constituted a "Williston Sale" under the indenture governing such notes, which required us to make an offer to all holders of such notes to purchase for cash an aggregate principal amount of up to $425.0 million. We repurchased these notes on a prorated basis at 103.0% of principal plus accrued and unpaid interest, up to, but not including, the date of purchase.

Both the redemption of the 2022 Second Lien Notes and the repurchase of the existing notes were required under the indentures governing such notes.

Corporate information

Halcón's principal executive offices are located at 1000 Louisiana Street, Suite 1500, Houston, Texas 77002, and our telephone number at that address is (832) 538-0300. Our website address is www.halconresources.com. Unless otherwise specifically incorporated by reference in this prospectus supplement, information contained our website does not constitute part of this prospectus supplement. Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "HK."

The offering

Issuer	Halcón Resources Corporation, a Delaware corporation.
Common Stock Offered by the Issuer

8,000,000 shares of our common stock, par value $0.0001 per share, or 9,200,000 shares of our common stock if the underwriters exercise their option to purchase additional shares of common stock in full.

Offering Price	$ per share of common stock.
Common Stock Outstanding:
Before this Offering	149,406,910 shares of common stock.
After this Offering	157,406,910 shares of common stock (or 158,606,910 if the underwriters exercise their option to purchase additional shares of common stock in full).

Although there is no prior agreement with us or the underwriters in this offering, certain of our significant stockholders, including Ares Management (on behalf of various funds), have indicated a preliminary intent to purchase shares of common stock in this offering at the price to the public in order for such significant stockholders to maintain their respective pro rata portions of the outstanding shares of our common stock. In addition, certain executive officers and directors have informed us that they may also purchase shares of common stock in this offering at the price to the public.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $              million (or $              million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the underwriter's discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent notes offering, if any, to fund the cash consideration for the acquisition of the West Quito Draw Properties and for general corporate purposes, including to fund our 2018 drilling program. If the acquisition of the West Quito Draw Properties does not close, we will use the net proceeds from this offering for general corporate purposes, including funding working capital, capital expenditures or acquisitions. See "Use of proceeds" for more information.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, subject to certain exceptions, without the prior written consent of the underwriters, we and they will not directly or indirectly dispose of any shares of our common stock or securities convertible or exchangeable for shares of our common stock for a period of 90 days following the closing of this offering.

New York Stock Exchange Symbol for our Common Stock	Our common stock is listed for trading on the New York Stock Exchange under the symbol "HK."
Delivery of Shares	We will deliver (or cause the delivery of) the common stock in book entry form to each investor or to a custodian designated by such investor, as applicable.

Risk factors

Investment in our common stock involves certain risks. You should carefully consider the risk factors and other cautionary statements contained in this prospectus supplement, including those described under "Risk factors" beginning on page S-10 of this prospectus supplement, and the risk factors described under the heading "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017, along with the other information set forth or incorporated by reference in this prospectus supplement.

Summary pro forma financial data

The following table shows unaudited pro forma financial information about our results of operations and our financial condition for the fiscal year ended December 31, 2016 and for the nine months ended September 30, 2017, as well as unaudited pro forma balance sheet information as of September 30, 2017. The unaudited pro forma financial information below, and otherwise included and incorporated by reference herein, is provided for informational and illustrative purposes only in order to give effect to the transactions described in "Unaudited pro forma condensed combined financial information," as our historical financial information for the year ended December 31, 2016 and the nine months ended September 30, 2017 does not reflect all of such events. The unaudited pro forma financial information below does not give effect to the acquisition of the West Quito Draw Properties, the acquisition of the Additional Monument Draw Properties, the acquisition of the Northern Tract of the Monument Draw Option Properties, the divestiture of the Non-Operated Williston Assets, this offering, or the concurrent notes offering. You should read the information below in conjunction with the information, adjustments and notes included in "Unaudited pro forma condensed combined financial information" in this prospectus supplement, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which are incorporated herein by reference.

Statements of operations data ($ in thousands):	Year ended December 31, 2016	Nine months ended September 30, 2017

	(unaudited)	(unaudited)
Operating revenues	$82,199	$74,998
Operating expenses:
Production:
Lease operating	17,216	16,767
Workover and other	661	735
Taxes other than income	6,840	4,257
Gathering and other	17,185	11,382
Restructuring	5,168	2,080
General and administrative	124,946	86,966
Depletion, depreciation and accretion	42,217	23,888
Full cost ceiling impairment	9,055	—
Other operating property and equipment impairment	28,056	—

Total operating expenses	251,344	146,075

Income (loss) from operations	(169,145)	(71,077)
Other income (expenses):
Net gain (loss) on derivative contracts	(45,738)	28,139
Interest expense and other, net	(30,656)	(23,052)
Gain (loss) on extinguishment of debt	81,434	(86,065)

Total other income (expenses)	5,040	(80,978)

Income (loss) before income taxes	(164,105)	(152,055)
Income tax benefit (provision)	(68,989)	5,000

Net income (loss)	(233,094)	(147,055)
Series A preferred dividends	(8,847)	—
Non-cash preferred dividend	(48,007)	—

Net income (loss) available to common stockholders	$(289,948)	$(147,055)

Net income (loss) per share of common stock:
Basic & diluted	$(1.98)	$(1.15)

Weighted average common shares outstanding:
Basic & diluted	146,408	127,458

Balance sheet data ($ in thousands):	September 30, 2017

(unaudited)
Current assets	$677,687
Net oil and natural gas properties	978,107
Total assets	1,724,874
Current liabilities	175,299
Long-term debt, net	408,879
Stockholders' equity	1,133,117

Risk factors

You should carefully consider the risk factors described below, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors described under the heading "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2016 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017, before you decide to purchase any of our common stock. The risks described below and incorporated herein by reference are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

Risks related to our business

Our Williston Basin operated assets represented the substantial majority of our production, proved reserves and revenues, and following the sale of these assets we are substantially dependent upon our drilling success on our Delaware Basin properties, which are largely undeveloped and with which we have less experience.

For the nine months ended September 30, 2017, our Williston Basin operated assets represented approximately 76% of our production and our revenue. As of December 31, 2016, our Williston Basin operated assets represented approximately 71% of our proved reserves, of which 62% was classified as proved developed. The disposition of our Williston Basin operated assets, combined with our other recent acquisition and divestiture activities, transformed our Company from multiple basin operations in which we had years of accumulated operational experience and substantial proved developed acreage to a pure-play, single-basin operator, with largely unproven acreage concentrated in the Delaware Basin, an area in which we have only limited recent experience. As a consequence, we are subject to the greater risks associated with a more concentrated, less developed property portfolio in an area where we have less experience, and are more dependent upon our future drilling success in that area. If our drilling results are less than anticipated, or the risks associated with a more concentrated property portfolio such as regional supply and demand factors and delays or interruptions in production from governmental regulation, transportation constraints, market limitations, water shortages or other conditions, adversely impact our ability to produce or market our production, it could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Our financial results following the sale of our Williston Basin and El Halcón assets will not be comparable to our historical financial results and historical trends may not be indicative of our future results.

Our Williston Basin and El Halcón assets represented substantially all of our year-end 2016 proved reserves and substantially all of our average daily production and revenue for the year ended December 31, 2016 and the nine months ended September 30, 2017. The dispositions of these assets, combined with our other recent acquisition and divestiture activities, have substantially transformed us into a pure-play, single-basin company focused on developing largely unproven acreage in the Delaware Basin in West Texas. Our historical financial information incorporated by reference in this prospectus supplement includes the operations of our Williston Basin and El Halcón assets and does not yet reflect the operations of our

Delaware Basin assets in all periods. As a result, our historical financial results will not be comparable to our future results and historical trends may not be indicative of results to be expected in future periods.

We will be subject to risks in connection with acquisitions, and the integration of significant acquisitions may be difficult and may involve unexpected costs or delays.

We have completed in the past and may complete in the future significant acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy, which may include the acquisition of asset packages of producing properties or existing companies or businesses operating in our industry. The successful acquisition of producing properties requires an assessment of several factors, including:

•
recoverable reserves;
•
future oil, natural gas and natural gas liquids prices and their appropriate differentials;
•
development and operating costs; and
•
potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well or well site, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are generally not able to obtain contractual indemnification for environmental liabilities and normally acquire properties on an "as is" basis.

Significant acquisitions of existing companies or businesses and other strategic transactions may involve additional risks, including:

•
diversion of our management's attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•
the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with our own while carrying on our ongoing business;

•
difficulty associated with coordinating geographically separate organizations;

•
the challenge of integrating environmental compliance systems to meet requirements of rapidly changing regulations;

•
the challenge of attracting and retaining personnel associated with acquired operations; and

•
failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within our expected time frame.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, our business could be materially and adversely affected.

Actual reserves associated with our properties may be less than we expect.

Our estimates of our year-end 2017 oil, NGLs and natural gas proved reserves associated with our properties and the estimated present values thereof have been prepared by our internal engineering staff. Our December 31, 2017 proved reserves that will be reported by the Company will be based on a reserve report of NSAI that has not yet been prepared. As a result, although the Company believes its internal preliminary estimates of proved reserves are prepared on a basis consistent with the methodology of our independent petroleum engineers, the proved reserves estimates of NSAI could deviate materially from the range of our preliminary estimates included in this prospectus supplement.

The recently passed comprehensive tax reform bill could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the budget reconciliation act commonly referred to as the "Tax Cuts and Jobs Act," or the TCJA, that significantly changes the federal income taxation of business entities. The TCJA, among other things, reduces the corporate income tax rate to 21%, partially limits the deductibility of business interest expense and net operating losses, imposes a one-time tax on unrepatriated earnings from certain foreign subsidiaries, taxes offshore earnings at reduced rates regardless of whether they are repatriated and allows the immediate deduction of certain new investments instead of deductions for depreciation expense over time. We are still evaluating the impact of the TCJA to us. Notwithstanding the reduction in the corporate income tax rate, we cannot yet conclude that the overall impact of the TCJA to us is positive.

Risks related to the pending acquisition of the West Quito Draw Properties

The pending acquisition may not close as anticipated or may close with adjusted terms.

We intend to use the net proceeds from this offering, together with the proceeds from the concurrent notes offering, if any, to fund the aggregate purchase price for the acquisition of the West Quito Draw Properties, as described under "Summary—Pending acquisition of the West Quito Draw Properties," and for general corporate purposes, including to fund our 2018 drilling program. We expect the acquisition of the West Quito Draw Properties to close in early April of 2018, subject to customary closing conditions. If these conditions are not satisfied or waived, we will not complete the acquisition.

We cannot assure you that the acquisition of the West Quito Draw Properties will close on our expected timeframe, or at all, or close without material adjustments. In addition, the closing of this offering is not conditioned on the consummation of the acquisition of the West Quito Draw Properties. Therefore, upon the closing of this offering, you will become a holder of our common stock regardless of whether the acquisition is consummated, delayed or terminated. If the acquisition does not close, we will use the net proceeds from this offering, together with the proceeds from the concurrent notes offering, if any, for general corporate purposes, including funding working capital, capital expenditures or acquisitions, and our management will have broad discretion in the final application of such proceeds. Even if we complete the acquisition of the West Quito Draw Properties, we may not realize the expected benefits.

We will only have limited recourse against Shell regarding the West Quito Draw Properties for losses and liabilities arising or discovered after closing of the acquisition.

Under the terms of the Shell Purchase Agreement for the West Quito Draw Properties, we will have only limited recourse against Shell for losses and liabilities arising or discovered after the closing of the acquisition. We have limited indemnification rights in the event of a breach of a representation or warranty by Shell, any environmental defect, a breach of a covenant by Shell and certain third party costs related to title defects. We also have limited rights to assert title defects or environmental defects, and any claims for title defects not timely asserted by us are deemed waived. As is customary in oil and gas transactions, we have agreed to assume various liabilities associated with the West Quito Draw Properties, including environmental liabilities, plugging and abandonment obligations, and unpaid royalties, regardless of when such liabilities arose.

The representations and warranties provided by Shell for the West Quito Draw Properties are limited as to scope and in many cases, qualified by knowledge and materiality thresholds. We must bring any claims for indemnification for a breach of a representation or warranty not involving title defects within the time period after the closing specified in the purchase agreement, and for many representations and warranties, this time period is limited to 12 months.

Indemnification claims are subject to an individual claim threshold of $50,000 and Shell is only required to indemnify us for claims totaling in excess of 2% of the purchase price, or $4.0 million based on a $200.0 million purchase price. In addition, our right of recovery in most circumstances is limited to 15% of the purchase price, or $30.0 million. We have conducted, and will continue to conduct prior to closing, an investigation of the West Quito Draw Properties, but our investigation may not uncover all events or conditions that might negatively affect the value of the assets within such time periods. The total amount of uncured title defect claims or unremedied environmental claims must be more than 1.5% of the purchase price, or $3.0 million, respectively, before we will be entitled to a downward adjustment to the purchase price consideration for either type of claim. The short period for asserting claims for indemnification increases the likelihood that we may incur or uncover liabilities for which we have no recourse.

In addition, we may be obligated to complete the closing of the West Quito Draw Properties, even if Shell may have breached certain representations, warranties or covenants, as long as the breaches do not result in a material adverse effect with respect to the West Quito Draw Properties. In such instance, our post-closing right to indemnification for such breaches by Shell may be very limited, as described above.

Risks related to this offering of common stock

The market price of our common stock has historically experienced volatility.

The market price of our common stock has historically experienced fluctuations. The market price of our common stock is likely to continue to be volatile and subject to price and volume fluctuations in response to a number of factors, many of which are beyond our control, such as commodity price volatility, market conditions and other factors, including the other risk factors described herein and incorporated herein by reference and summarized in "Cautionary statement regarding forward-looking statements." Volatility or depressed market prices of our common stock could make it difficult for you to resell shares of our common stock when you want or at attractive prices.

There may be future dilution of our common stock, which may adversely affect the market price of our common stock.

Except as described under "Underwriting—Lock-up agreements," we are not restricted from issuing additional shares of our common stock or securities convertible into or exchangeable for our common stock. Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000,000 shares of common stock, par value $0.0001 per share, and up to 1,000,000 shares of our preferred stock, par value $0.0001 per share. As of February 2, 2018, we had 149,406,910 shares of our common stock outstanding and no shares of preferred stock outstanding.

Sales by us or our stockholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.

We may issue common stock or other equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and growth plans, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options, or for other reasons. We cannot predict the effect, if any, that future sales or issuances of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.

We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future.

We have not paid dividends on our common stock to date, and we do not anticipate paying dividends for the foreseeable future. Our earnings, in general, will be used to finance our existing operations to develop our properties. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our board of directors. We are also restricted from paying cash dividends on common stock under our revolving credit facility and our long-term debt.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $               million (or $               million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the underwriter's discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with the net proceeds from the concurrent notes offering, if any, to fund the cash consideration for the acquisition of the West Quito Draw Properties and for general corporate purposes, including to fund our 2018 drilling program. If the acquisition of the West Quito Draw Properties does not close, we will use the net proceeds from this offering, together with the net proceeds from the concurrent notes offering, if any, for general corporate purposes, including funding working capital, capital expenditures or acquisitions.

Capitalization

The following table sets forth our capitalization and cash and cash equivalents:

•
to give pro forma effect to the transactions described in "Unaudited pro forma condensed combined financial information";

•
as adjusted to give effect to the issuance of 8,000,000 shares of common stock offered hereby, assuming the underwriters do not exercise their option to purchase additional shares of common stock to cover over-allotments; and

•
as further adjusted to give effect to the concurrent notes offering;

in each case, as if such transactions had occurred on September 30, 2017.

The following table does not give effect to our pending acquisition of the West Quito Draw Properties or our recent acquisitions of the Additional Monument Draw Properties or the Northern Tract of the Monument Draw Option Properties. Please see "Summary—Overview" and "—Recent developments—Pending acquisition of the West Quito Draw Properties."

None of the closing of this offering, the closing of the acquisition of the West Quito Draw Properties or the consummation of the concurrent notes offering is conditioned on each other. This table should be read in conjunction with "Use of proceeds," "Unaudited pro forma condensed combined financial information," our unaudited condensed consolidated financial statements and the other financial information incorporated by reference in this prospectus supplement.

	As of September 30, 2017
($ in thousands)	Pro forma	As adjusted for this offering		As further adjusted for concurrent notes offering

Cash and cash equivalents	$551,597	$		$

Long-term debt:
Revolving credit facility(1)	—		—		—
6.75% senior unsecured notes due 2025(2)	408,879

Total long-term debt	$408,879	$		$

Stockholders' equity:
Common stock, 1,000,000,0000 shares of $0.0001 par value authorized; 149,665,527 shares issued and outstanding, pro forma; 157,665,527 shares issued and outstanding, as adjusted, and as further adjusted	$15	$		$
Additional paid-in capital	1,013,141
Retained earnings	119,961

Total stockholders' equity	$1,133,117	$		$

Total capitalization	$1,541,996	$		$

(1)    At September 30, 2017, under the then effective borrowing base of $140.0 million, the Company had no borrowings outstanding, approximately $6.4 million letters of credit outstanding, and approximately $133.6 million of borrowing capacity available under the Company's Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement") by and among the Company, as borrower,

JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto, as lenders. At February 6, 2018, the effective borrowing base was $100 million, and we had no borrowings outstanding, approximately $1.6 million letters of credit outstanding, and approximately $98.4 million of borrowing capacity available under the Credit Agreement.

(2)    On February 16, 2017, the Company issued $850.0 million aggregate principal amount of 6.75% senior notes due 2025. On October 10, 2017, the Company repurchased approximately $425.0 million aggregate principal amount of such notes at 103% of par plus accrued and unpaid interest. The repurchased notes are presented in "Current portion of long-term debt, net" on the unaudited condensed consolidated balance sheet at September 30, 2017 and not reflected in the table above. Amount is net of approximately $8.3 million unamortized discount and approximately $7.8 million unamortized debt issuance costs at September 30, 2017.

Unaudited pro forma condensed combined financial information

The following unaudited pro forma condensed combined financial information sets forth our selected historical consolidated financial information and gives effect to the events described below in greater detail. The historical data provided for the year ended December 31, 2016 is derived from the audited annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference. The historical data provided as of and for the nine months ended September 30, 2017 is derived from the unaudited condensed consolidated financial statements included in our Form 10-Q for the period ended September 30, 2017, which is also incorporated herein by reference.

The unaudited pro forma condensed combined statements of operations are presented for the fiscal year ended December 31, 2016 and for the nine months ended September 30, 2017. The unaudited pro forma condensed combined balance sheet is presented as of September 30, 2017. The pro forma financial information rolls forward to September 30, 2017, the impact of events previously reported, is provided for informational and illustrative purposes only and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, which filings are incorporated herein by reference.

The pro forma adjustments, as described in the notes to the pro forma financial information, are based on information available to us as of November 29, 2017. Management believes such adjustments are reasonable, factually supportable and directly attributable to the events and transactions described below. The unaudited pro forma condensed combined balance sheet reflects the impact of the events and transactions as if completed on September 30, 2017. The unaudited pro forma condensed combined statements of operations gives effect to the events and transactions as if completed on January 1, 2016, and only includes adjustments which have an ongoing impact. Note that because depletion is recalculated under full cost rules to give cumulative effect to all acquisitions and dispositions of evaluated oil and natural gas properties, the pro forma financial information presented herein may not be directly comparable to pro forma financial information giving effect only to earlier transactions.

The pro forma financial information does not purport to represent what our actual consolidated results of operations or financial position would have been had the events and transactions occurred on the dates assumed, nor is it necessarily indicative of our future financial condition or consolidated results of operations.

The pro forma financial information gives effect to the following:

•
Williston Divestiture.  We closed the sale of our Williston Basin operated assets for $1.4 billion on September 7, 2017. See "Summary—Recent developments—Divestiture of Williston Basin operated assets" of this prospectus supplement for a further description of the Williston Divestiture.

•
Debt Repurchase and Redemption.  We used a portion of the proceeds from the Williston Divestiture to repurchase our outstanding 2022 Second Lien Notes, to repurchase approximately 50% of our 6.75% senior notes, and to pay off the outstanding balance on our revolving credit facility. On October 7, 2017, we fully redeemed $112.8 million aggregate principal amount constituting all of our outstanding 2022 Second Lien Notes. On October 10, 2017, we completed a repurchase of approximately $425.0 million aggregate principal amount of our 6.75% senior notes, constituting approximately 50% of the 6.75% senior notes then outstanding. See "Summary—Recent developments—Redemption of the 2022 second lien notes" and "—Repurchase of 6.75% senior notes due 2025" of this prospectus supplement for a further description of the redemption of our 2022 Second Lien Notes and the repurchase of approximately 50% of our 6.75% senior notes.

•
Eagle Ford Divestiture.  We entered into a purchase and sale agreement to sell our East Texas Eagle Ford assets for $500 million (the "Eagle Ford Divestiture"). The transaction closed on March 9, 2017.

•
Fresh-Start Accounting.  We adopted fresh-start accounting as of September 9, 2016, the effective date of our emergence from reorganization under Chapter 11, resulting in the Company becoming a new entity for financial reporting purposes. Upon the adoption of fresh-start accounting, our assets and liabilities were recorded at their fair values as of the fresh-start reporting date and liabilities subject to compromise of the predecessor entity were either reinstated or forgiven as part of the reorganization through an exchange of equity or equity-linked instruments.

•
HK TMS Divestiture.  On September 30, 2016, we executed an Assignment and Assumption Agreement pursuant to which we assigned one hundred percent (100%) of the membership interests of HK TMS LLC ("HK TMS") in exchange for the buyer assuming all obligations relating to the membership interests of HK TMS (the "HK TMS Divestiture").

•
The Acquired Properties.  On January 18, 2017, a subsidiary of the Company entered into a purchase and sale agreement with Samson Exploration, LLC to acquire 20,901 net acres in the Southern Delaware Basin for $705 million (the "Acquired Properties"). The transaction closed on February 28, 2017.

•
Equity Financing of Preferred Stock.  To fund a portion of the purchase price for the Acquired Properties, we sold to investors 5,518 shares of our 8% automatically convertible preferred stock, par value $0.0001 per share. The preferred stock converted in April 2017 at a conversion ratio of 10,000 common shares for each share of preferred stock.

The unaudited pro forma financial information does not give effect to the acquisition of the West Quito Draw Properties, the acquisition of the Additional Monument Draw Properties, the acquisiton of the Northern Tract of the Monument Draw Option Properties, the divestiture of the Non-Operated Williston Assets, this offering or the concurrent notes offering.

The preparation of the pro forma financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. We applied the acquisition method of accounting for business combinations whereby we are required to record the assets acquired and liabilities assumed in the acquisition at their estimated fair values as of the closing date. The fair value adjustments associated with the assets and liabilities used in the preparation of the unaudited pro forma condensed combined financial statements included herein should be considered preliminary and actual results could vary materially. Adjustments related to the Acquired Properties do not reflect any of the synergies and cost reductions that may result.

Halcón Resources Corporation
Unaudited pro forma condensed combined balance sheet
(in thousands except share and per share data)

	As of September 30, 2017
	Successor
	Consolidated Halcón Resources Historical	Debt repurchase		Halcón Resources pro forma

Current assets:
Cash	$989,347	$(437,750	)(1)	$551,597
Accounts receivable	108,753	—		108,753
Receivables from derivative contracts	5,166	—		5,166
Prepaids and other	12,171	—		12,171

Total current assets	1,115,437	(437,750)		677,687

Oil and natural gas properties (full cost method):
Evaluated	782,695	—		782,695
Unevaluated	757,401	—		757,401

Gross oil and natural gas properties	1,540,096	—		1,540,096
Less—accumulated depletion	(561,989)	—		(561,989)

Net oil and natural gas properties	978,107	—		978,107

Other operating property and equipment:
Other operating property and equipment	68,195	—		68,195
Less—accumulated depreciation	(2,967)	—		(2,967)

Net other operating property and equipment	65,228	—		65,228

Other noncurrent assets:
Receivables from derivative contracts	1,444	—		1,444
Funds in escrow and other	2,408	—		2,408

Total assets	$2,162,624	$(437,750)		$1,724,874

Current liabilities:
Accounts payable and accrued liabilities	$172,012	$—		$172,012
Liabilities from derivative contracts	3,279	—		3,279
Current portion of long-term debt, net	408,879	(408,879	)(1)	—
Other	8	—		8

Total current liabilities	584,178	(408,879)		175,299

Long-term debt, net	408,879	—		408,879
Other noncurrent liabilities:
Liabilities from derivative contracts	2,175	—		2,175
Asset retirement obligations	5,116	—		5,116
Other	288	—		288
Commitments and contingencies
Stockholders' equity:
Common stock: 1,000,000,000 shares of $0.0001 par value authorized	15	—		15
Additional paid-in capital	1,013,141	—		1,013,141
Retained earnings	148,832	(28,871	)(1)	119,961

Total stockholders' equity	1,161,988	(28,871)		1,133,117

Total liabilities and stockholders' equity	$2,162,624	$(437,750)		$1,724,874

Halcón Resources Corporation
Unaudited pro forma condensed combined statement of operations
(in thousands except per share data)

	Nine months ended September 30, 2017
	Successor
	Consolidated Halcón Resources Historical	Eagle Ford Divestiture		Equity financing		Acquired properties		Williston Divestiture		Debt repurchase		Halcón Resources pro forma

Operating revenues	$352,688	$(17,202)	(2)	$—		$7,902	(8)	$(268,390)	(12)	$—		$74,998
Operating expenses:
Production:
Lease operating	58,822	(3,044)	(3)	—		993	(9)	(40,004)	(13)	—		16,767
Workover and other	22,213	(15)	(3)	—		—		(21,463)	(13)	—		735
Taxes other than income	29,149	(999)	(3)	—		358	(9)	(24,251)	(13)	—		4,257
Gathering and other	34,640	(341)	(3)	—		254	(9)	(23,171)	(13)	—		11,382
Restructuring	2,080	—		—		—		—		—		2,080
General and administrative	86,966	—		—		—		—		—		86,966
Depletion, depreciation and accretion	100,788	(184)	(4)	—		227	(10)	(76,943)	(14)	—		23,888
(Gain) loss on sale of oil and natural gas properties	(727,520)	235,690	(5)	—		—		491,830	(15)	—		—

Total operating expenses	(392,862)	231,107		—		1,832		305,998		—		146,075

Income (loss) from operations	745,550	(248,309)		—		6,070		(574,388)		—		(71,077)
Other income (expenses):
Net gain (loss) on derivative contracts	28,139	—		—		—		—		—		28,139
Interest expense and other, net	(63,808)	—		—		—		—		40,756	(17)	(23,052)
Gain (loss) on extinguishment of debt	(86,065)	—		—		—		—		—		(86,065)

Total other income (expenses)	(121,734)	—		—		—		—		40,756		(80,978)

Income (loss) before income taxes	623,816	(248,309)		—		6,070		(574,388)		40,756		(152,055)
Income tax benefit (provision)	5,000	—		—		—		—		—		5,000

Net income (loss)	628,816	(248,309)		—		6,070		(574,388)		40,756		(147,055)
Non-cash preferred dividend	(48,007)	—		48,007	(7)	—		—		—		—

Net income (loss) available to common stockholders	$580,809	$(248,309)		$48,007		$6,070		$(574,388)		$40,756		$(147,055)

Net income (loss) per share of common stock:
Basic	$4.56											$(1.15)

Diluted	$4.52											$(1.15)

Weighted average common shares outstanding:
Basic	127,458											127,458

Diluted	128,410											127,458

Halcón Resources Corporation
Unaudited pro forma condensed combined statement of operations
(in thousands except per share data)

	Period from January 1, 2016 through September 9, 2016	Period from September 10, 2016 through December 31, 2016
	Predecessor	Successor	Year ended December 31, 2016
	Consolidated Halcón Resources Historical	Consolidated Halcón Resources Historical	Fresh-Start accounting adjustments		HK TMS, LLC Divestiture		Eagle Ford Divestiture		Equity financing		Acquired properties		Williston Divestiture		Debt repurchase		Halcón Resources pro forma

Operating revenues	$266,843	$153,362	$—		$(5,754	)(23)	$(98,228	)(2)	$—		$35,195	(8)	$(269,219	)(12)	$—		$82,199
Operating expenses:
Production:
Lease operating	50,032	22,382	—		(1,222	)(24)	(12,580	)(3)	—		3,743	(9)	(45,139	)(13)	—		17,216
Workover and other	22,507	10,510	—		(25	)(24)	(219	)(3)	—		230	(9)	(32,342	)(13)	—		661
Taxes other than income	24,453	12,364	—		(141	)(24)	(6,909	)(3)	—		1,886	(9)	(24,813	)(13)	—		6,840
Gathering and other	29,279	14,677	—		(7	)(24)	(3,699	)(3)	—		1,658	(9)	(24,723	)(13)	—		17,185
Restructuring	5,168	—	—		—		—		—		—		—		—		5,168
General and administrative	83,641	41,395	—		(90	)(24)	—		—		—		—		—		124,946
Depletion, depreciation and accretion	120,555	46,899	56,992	(19)	(4,539	)(25)	(47,195	)(4)	—		16,070	(10)	(146,565	)(14)			42,217
Full cost ceiling impairment	754,769	420,934	—		(83,941	)(25)	(240,178	)(4)	—		—		(842,529	)(14)	—		9,055
Other operating property and equipment impairment	28,056	—	—		—		—		—		—		—		—		28,056

Total operating expenses	1,118,460	569,161	56,992		(89,965)		(310,780)		—		23,587		(1,116,111)		—		251,344

Income (loss) from operations	(851,617)	(415,799)	(56,992)		84,211		212,552		—		11,608		846,892		—		(169,145)
Other income (expenses):
Net gain (loss) on derivative contracts	(17,998)	(27,740)	—		—		—		—		—		—		—		(45,738)
Interest expense and other, net	(122,249)	(28,861)	83,595	(20)	(5,476	)(26)	—		—		—		—		42,335	(17)	(30,656)
Reorganization items	913,722	(2,049)	(911,673	)(21)	—		—		—		—		—		—		—
Gain (loss) on extinguishment of debt	81,434	—	—		—		—		—		—		—		—		81,434

Total other income (expenses)	854,909	(58,650)	(828,078)		(5,476)		—		—		—		—		42,335		5,040

Income (loss) before income taxes	3,292	(474,449)	(885,070)		78,735		212,552		—		11,608		846,892		42,335		(164,105)
Income tax benefit (provision)	8,666	(4,744)	(16,719	)(22)	1,930	(27)	(11,601	)(6)	—		(5,536	)(11)	(32,518	)(16)	(8,467	)(18)	(68,989)

Net income (loss)	11,958	(479,193)	(901,789)		80,665		200,951		—		6,072		814,374		33,868		(233,094)
Series A preferred dividends	(8,847)	—	—		—		—		—		—		—		—		(8,847)
Preferred dividends and accretion on redeemable noncontrolling interest	(35,905)	(791)	—		36,696	(28)	—		—		—		—		—		—
Non-cash preferred dividend	—	—	—		—		—		(48,007	)(7)	—		—		—		(48,007)

Net income (loss) available to common stockholders	$(32,794)	$(479,984)	$(901,789)		$117,361		$200,951		$(48,007)		$6,072		$814,374		$33,868		$(289,948)

Net income (loss) per share of common stock:
Basic & diluted	$(0.27)	$(5.26)															$(1.98)

Weighted average common shares outstanding:
Basic & diluted	120,513	91,228							55,180	(7)							146,408

Adjustments to the unaudited pro forma condensed combined financial statements

Balance sheet adjustments

•
Debt Repurchase and Redemption

1.
Reflects a cash payment of $437.8 million for the redemption of approximately $425.0 million aggregate principal amount of the Company's outstanding 6.75% senior notes due 2025, resulting in a loss on the repurchase of debt of $28.9 million. The loss on repurchase of debt is reflected as an adjustment to retained earnings on the unaudited pro forma condensed consolidated balance sheet because the loss is not expected to have a continuing impact on the Company's operations.

Statements of operations adjustments

•
Eagle Ford Divestiture (EI Halcón area)

2.
Reflects the elimination of oil and natural gas revenues as well as other operating revenue related to the Eagle Ford Divestiture properties.

3.
Reflects the adjustments related to lease operating, workover and other, taxes other than income, and gathering and other expenses related to the Eagle Ford Divestiture properties.

4.
Reflects the elimination of estimated depreciation and accretion expense related to the Eagle Ford Divestiture properties. For the year ended December 31, 2016, also reflects the elimination of estimated depletion and the estimated full cost ceiling impairment related to the Eagle Ford Divestiture properties.

5.
Reflects the elimination of the gain on sale of oil and natural gas properties related to the Eagle Ford Divestiture. The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method of accounting, sales of oil and gas properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless the adjustment significantly alters the relationship between capitalized costs and proved reserves. The carrying value of the properties sold was determined by allocating total capitalized costs within the full cost pool between properties sold and properties retained based on their relative fair values.

6.
Reflects the additional income tax provision of alternative minimum tax generated by the net increase to taxable income due to the decrease to tax depreciation, depletion and amortization.

•
Equity Financing

7.
The 5,518 shares of preferred stock converted in April 2017 at a conversion ratio of 10,000 common shares for each share of preferred stock. At the date of the preferred stock commitment (January 24, 2017), the preferred stock was considered to have a beneficial conversion feature because the proceeds of $7.25 per converted common share were less than the fair value of common stock of $8.12 per share. The adjustment for the year ended December 31, 2016 reflects the intrinsic value to the preferred stockholders through a non-cash preferred dividend, which reduces net income (loss) available to common stockholders. The adjustment for the period ended September 30, 2017 reflects the elimination of the non-cash preferred dividend recorded in the historical results of operations.

•
Acquired Properties

8.
Reflects the operating revenues related to the Acquired Properties. The adjustment is necessary to record the operating revenues of the acquired properties that are not reflected in Halcón's historical results of operations.

9.
Reflects the adjustment related to lease operating, workover and other, taxes other than income, and gathering and other expenses related to the Acquired Properties. The adjustment is necessary to record the operating expenses of the Acquired Properties that are not reflected in Halcón's historical results of operations.

10.
For the year ended December 31, 2016, pro forma depletion is calculated on a unit of production basis as if the transaction for the Acquired Properties was consummated on January 1, 2016. The adjustment also includes depreciation expense on other property and equipment using estimated remaining useful lives and accretion expense on asset retirement obligations was calculated as if applied on a full year basis. The adjustment is necessary to record depreciation and accretion expense of the Acquired Properties that are not reflected in Halcón's historical results of operations.

11.
Reflects the incremental income tax provision of alternative minimum tax based on the pro forma income from the Acquired Properties.

•
Williston Divestiture

12.
Reflects the elimination of oil and natural gas revenues as well as other operating revenue related to the Williston Divestiture properties.

13.
Reflects the adjustments related to lease operating, workover and other, taxes other than income, and gathering and other expenses related to the Williston Divestiture properties.

14.
Reflects the elimination of estimated depletion, depreciation and accretion expense related to the Williston Divestiture properties. For the year ended December 31, 2016, also reflects the elimination of the estimated full cost ceiling impairment related to the Williston Divestiture properties.

15.
Reflects the elimination of the gain on sale of oil and natural gas properties related to the Williston Divestiture. The Company uses the full cost method of accounting for its investment in oil and natural gas properties. Under this method of accounting, sales of oil and gas properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless the adjustment significantly alters the relationship between capitalized costs and proved reserves. The carrying value of the properties sold was determined by allocating total capitalized costs within the full cost pool between properties sold and properties retained based on their relative fair values.

16.
Reflects the additional income tax provision of alternative minimum tax generated by the net increase to taxable income due to the decrease to tax depreciation, depletion and amortization offset in part by the decrease to income from operations related to the Williston Divestiture properties.

•
Debt Repurchase and Redemption

17.
Reflects the elimination of interest expense related to the redemption of all of the outstanding 12% second lien notes and approximately 50% of the 6.75% senior notes due 2025 then outstanding as well as repayment of the outstanding balance on the revolving credit facility.

18.
Reflects the additional income tax provision of alternative minimum tax generated by the reduction of interest expense from the repurchase of outstanding debt.

•
Fresh-Start Accounting Adjustments

19.
Represents the reduction in depletion, depreciation, and accretion expense following the fair value measurement as part of applying fresh-start accounting upon emergence from reorganization under Chapter 11. The Company calculated a fresh-start depletion rate using proved reserves and the actual production for 2016 as well as applied a weighted average useful life for depreciation of the Company's other operating property and equipment. Accretion expense was calculated as if applied on a full year basis. The Company did not adjust any full cost ceiling impairments as a result of these adjustments.

20.
Reflects the elimination of $88.5 million of interest expense accrued on creditor notes forgiven as part of the plan of reorganization. This amount is offset by $4.9 million of amortization of the consent payment on the Company's second lien notes and the fair value discount applied on such notes as part of fresh-start accounting.

21.
Represents the elimination of reorganization items that were directly attributable to the Chapter 11 reorganization.

22.
Reflects the additional income tax provision of alternative minimum tax generated by the reduction of interest expense from the above fresh-start accounting pro forma adjustments.

•
HK TMS Divestiture

23.
Reflects the elimination of operating revenues of HK TMS, LLC.

24.
Reflects the elimination of operating and administrative expenses of HK TMS, LLC.

25.
Represents the elimination of depletion expense and the full cost ceiling impairments incurred by HK TMS, LLC on its oil and natural gas properties.

26.
Reflects the elimination of the HK TMS embedded derivative and the gain recorded from deconsolidation.

27.
Reflects the income tax benefit generated by a reduction in alternative minimum tax caused by reduced operating income in the HK TMS Divestiture pro forma adjustments.

28.
Reflects the elimination of the HK TMS preferred dividends to the Buyer and the accretion of the preferred shares to the required redemption value.

Price range of common stock and dividend policy

Price range of our common stock

Our common stock trades on the New York Stock Exchange ("NYSE") under the symbol "HK." On September 9, 2016, upon emergence from chapter 11 bankruptcy, all existing shares of common stock of our predecessor were cancelled and the successor company issued approximately 90.0 million shares of new common stock which began trading on the NYSE on September 12, 2016. The following table sets forth the quarterly high and low sales prices per share of our successor company common stock as reported on the NYSE from September 12, 2016 through February 5, 2018.

	High	Low

2016:
Period from September 12, 2016 through September 30, 2016	$12.01	$7.58
Fourth Quarter	$11.29	$8.01
2017:
First Quarter	$10.30	$6.42
Second Quarter	$8.38	$3.69
Third Quarter	$7.39	$4.06
Fourth Quarter	$7.87	$5.78
2018:
First Quarter (through February 5, 2018)	$9.07	$7.08

On February 5, 2018, the closing sale price of our common stock as quoted on the NYSE was $7.45 per share.

Dividend policy

The holders of our common stock are entitled to receive dividends if and when declared by our board of directors out of legally available funds. We have never paid any cash dividends on our common stock. We do not expect to declare or pay any cash or other dividends in the foreseeable future on our common stock. The agreements governing our revolving credit facility and our senior unsecured debt restrict our ability to pay cash dividends on our common stock, and we may also enter into credit agreements or other borrowing arrangements in the future that restrict our ability to declare cash dividends on our common stock.

Description of capital stock

The following summary is a description of the material terms of our capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law, which we refer to as the "DGCL," our Amended and Restated Certificate of Incorporation, which we refer to as our "certificate of incorporation," and our Fifth Amended and Restated Bylaws, as amended, which we refer to as our "bylaws." You are urged to read those documents carefully. Our certificate of incorporation and our bylaws are incorporated by reference in this prospectus supplement. See "Where you can find more information."

Authorized capital stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of February 2, 2018, we had 149,406,910 shares of common stock outstanding and no shares of preferred stock outstanding.

Selected provisions of our organizational documents are summarized below, however, you should read the organizational documents, which are filed as exhibits to our periodic filings with the SEC and incorporated herein by reference, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common stock

Voting rights.    Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors.

Dividends, distributions and stock splits.    Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. The agreements governing our revolving credit facility and our senior unsecured debt restrict our ability to pay cash dividends on our common stock.

Liquidation.    In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

Fully paid.    All shares of common stock outstanding are fully paid and nonassessable.

Other rights.    Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Warrants

On September 9, 2016, we entered into a warrant agreement with U.S. Bank National Association as warrant agent, pursuant to which we issued warrants to purchase up to 4,736,842 shares of common stock, which warrants are exercisable for a four year period at an exercise price of $14.04 per share. The warrant agreement includes customary anti-dilution provisions that take effect in the event of a stock split, stock dividend, recapitalization, reclassification, reorganization or merger.

Preferred stock

Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

As of the date hereof, Halcón had no shares of preferred stock outstanding.

Delaware anti-takeover law and certain charter and bylaw provisions

Our certificate of incorporation, bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

Delaware law.    Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's outstanding voting stock (which we refer to as an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

•
prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•
at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•
mergers and consolidations with or caused by an interested stockholder;

•
sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•
specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•
other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. Because our certificate of incorporation and bylaws do not include any provision to "opt-out" of Section 203 of the DGCL, the statute will apply to business combinations involving us.

Charter and bylaw provisions.    Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our certificate of incorporation, as amended and restated, which was duly adopted pursuant to the Amended Joint Prepackaged Plan of Reorganization, dated September 2, 2016 and confirmed by the United States Bankruptcy Court for the District of Delaware entered September 8, 2016 (the "Plan") and thereby approved pursuant to Section 303 of the DGCL, effective as of September 9, 2016, and our amended and restated bylaws, as amended, provide for a classified board of directors divided into three (3) classes. Class A consists of three directions elected for a term expiring at the annual meeting of stockholders to be held in 2020, Class B consists of four directors elected for a term expiring at the annual meeting of stockholders to be held in 2018, and Class C consists of three directors elected for a term expiring at the annual meeting of stockholders to be held in 2019, and each class subsequently serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director "for cause" unless the certificate of incorporation provides otherwise. Our certificate of incorporation provides that any director may be removed, with or without cause, by a majority of the shares entitled to vote at an election of directors, other than the director designated by the Requisite Unsecured Noteholders (as defined in the Plan), which may only be removed prior to the expiration of such director's initial term "for cause." The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of our board of directors will need at least two annual meetings of stockholders to effect this change.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Broadridge Corporate Issuer Solutions' phone number is (877) 830-4936.

Material United States federal tax consequences for non-U.S. holders

The following discussion is a general summary of the material United States federal income and estate tax consequences of the ownership and disposition of our common stock applicable to "Non-U.S. Holders." As used in this prospectus supplement, a Non-U.S. Holder means a beneficial owner of our common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets. For U.S. federal income tax purposes, a U.S. person is:

•
an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) otherwise has validly elected to be treated as a U.S. domestic trust.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the U.S. federal income tax treatment of the partnership and each partner generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships acquiring our common stock, and partners in such partnerships, are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of our common stock.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock held as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, foreign tax-exempt organizations, former U.S. citizens or residents, persons who hold or receive common stock as compensation and persons subject to the alternative minimum tax). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), applicable regulations promulgated by the U.S. Department of the Treasury (the "Treasury Regulations"), administrative pronouncements of the U.S. Internal Revenue Service ("IRS") and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of owning and disposing of our common stock.

Dividends

We do not expect to pay dividends on our common stock in the foreseeable future. However, if we do make any distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or, if the Non-U.S. Holder is eligible, at a reduced rate prescribed by an applicable income tax treaty, on any distributions received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder's tax basis in our common stock (with a corresponding reduction in such Non-U.S. Holder's tax basis in our common stock), and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or the successor Form to either) certifying under penalties of perjury its entitlement to benefits under the treaty. Special certification requirements and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or successor form) properly certifying eligibility for the exemption. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

Dispositions of our common stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of any gain on a sale or other disposition of our common stock unless:

•
the gain is effectively connected with a U.S. trade or business of the holder (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder);

•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or

•
we are or have been a "U.S. real property holding corporation" (a "USRPHC") under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for our common stock and as a result such gain is treated as effectively connected with a trade or business conducted by the Non-U.S. Holder.

A Non-U.S. Holder whose gain is described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax (or lower applicable treaty rate) on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" (as defined in the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be "regularly traded on an established securities market," a Non-U.S. Holder will be taxable on gain recognized on the disposition of our common stock as a result of our status as a USRPHC only if the Non-U.S. Holder actually or constructively owned more than 5% of such common stock at any time during the shorter of the five-year period ending on the date of the disposition or, if shorter, the Non-U.S. Holder's holding period for the common stock. If our common stock were not considered to be regularly traded on an established securities market, all Non-U.S. Holders would be subject to U.S. federal income tax on a disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders are urged to consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal estate tax

Any of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding requirements

Any distributions paid on our common stock, and the tax withheld with respect thereto, are subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or withholding was not required because the distributions were effectively connected with a trade or business in the United States conducted by the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 24%) on certain reportable payments. Distributions paid to a Non-U.S. Holder on our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or a successor Form for either) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders are urged to consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis. Non-U.S. Holders are urged to consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

Withholding under the Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance promulgated thereunder ("FATCA") impose U.S. withholding on certain payments made to "foreign financial institutions" and to certain other non-U.S. entities, including intermediaries. Such withholding will generally be imposed at a 30% rate on certain payments of dividends on, or gross proceeds from the sale or disposition of, shares issued by a U.S. person, including our common stock, to a foreign financial institution unless such foreign financial institution enters into (or is deemed to have entered into) an agreement with the U.S. Department of the Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% of payments to such account holders whose actions prevent the financial institution from complying with these reporting and other requirements. Withholding is imposed on similar types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or the entity furnishes identifying information regarding each substantial U.S. owner. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce but not eliminate the risk of FATCA withholding for investors in or holding our common stock through financial institutions in such countries. FATCA withholding currently applies to payments of U.S.-source dividends and other fixed payments and will apply to gross proceeds from dispositions of property producing such payments which occur after December 31, 2018. Neither we nor any other person would be required to pay additional amounts as a result of FATCA withholding. Non-U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of FATCA to their ownership and disposition of our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC is acting as book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC

Total	8,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $              per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $              per share from the initial public offering price. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,200,000 additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $               per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $400,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of our common stock that may we be deemed to beneficially own in accordance with the rules and regulations of the SEC and shares of our common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of our common stock, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise, (iii) make any demand for or exercise any right or cause to be filed or submitted a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities or (iv) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold hereunder, any awards under the Halcón Resources Corporation 2016 Long-Term Incentive Plan or the issuance of shares of our common stock upon the exercise or conversion of options, warrants and convertible securities outstanding issued under the Halcón Resources Corporation 2016 Long-Term Incentive Plan.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock (including, without limitation, shares of our common stock that may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and shares of our common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of our common stock or of our other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed or submitted a registration statement, including any amendments thereto, with respect to the registration of any shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock or any of our other securities or (4) publicly disclose the intention to do any of the foregoing, for a period commencing on the date hereof and ending on the 90th day after the date of this prospectus supplement, in each case other than transfers of shares of our common stock as a bona fide gift or gifts or transfers to us for purposes of satisfying any tax or governmental withholding obligation of such person.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed/quoted on New York Stock Exchange under the symbol "HK."

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The shares of common stock offered hereby may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus

Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares may be made to the public in that Relevant Member State other than:

A.
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances, which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares that are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons").

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. In the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of us or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

The validity of our common stock being offered herein will be passed upon for us by Mayer Brown LLP, Houston, Texas. The underwriters are being represented by Vinson & Elkins L.L.P., Houston, Texas.

Experts

The consolidated financial statements of Halcón Resources Corporation as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Halcón Resources Corporation's internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which includes an explanatory paragraph relating to the Company's reorganization under the bankruptcy code) and are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The statements of revenues and direct operating expenses of the assets acquired by Halcón Resources Corporation from Samson Exploration, LLC for the years ended December 31, 2016 and 2015, incorporated by reference into this prospectus supplement, have been audited by BDO USA, LLP, an independent auditor, as stated in their report incorporated herein by reference.

The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, have been incorporated herein by reference to Halcón's Annual Report on Form 10-K for the year ended December 31, 2016 in reliance on the authority of that firm as experts in reserve engineering.

Glossary of oil and natural gas terms

The definitions set forth below apply to the indicated terms as used in this prospectus supplement.

Bbl.    One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf.    Billion cubic feet of natural gas.

Boe.    Barrels of oil equivalent in which six Mcf of natural gas equals one Bbl of oil.

Btu.    British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Completion.    The installation of permanent equipment for the production of oil or natural gas or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Dry hole or well.    A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

Field.    An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition. There may be two or more reservoirs in a field that are separated vertically by intervening impervious, strata, or laterally by local geologic barriers, or by both. Reservoirs that are associated by being in overlapping or adjacent fields may be treated as a single or common operational field. The geological terms structural feature and stratigraphic condition are intended to identify localized geological features as opposed to the broader terms of basins, trends, provinces, plays, areas-of-interest, etc.

Gross acres.    The total acres in which a working interest is owned.

Gross well.    A well in which a working interest is owned.

MMbls.    One million barrels of crude oil or other liquid hydrocarbons.

MBoe.    One thousand Boe.

Mcf.    One thousand cubic feet of natural gas.

MMBoe.    One million Boe.

MMBtu.    One million Btus.

MMcf.    One million cubic feet of natural gas.

Net acres.    The sum of the fractional working interests owned in gross acres.

Net well.    The product determined by multiplying gross wells by the interest in such wells.

NGLs, natural gas liquids or liquids.    Components of natural gas that are separated from the gas state in the form of liquids. These include propane, butane, and ethane, among others.

Operator.    The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

Proved developed reserves.    Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves.    Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources, to the extent not intended to be converted into oil and natural gas.

Recompletion.    The completion for production of an existing wellbore in another formation from that in which the well has been previously completed.

Reservoir.    A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

3-D seismic.    The method by which a three dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, exploitation and production.

Undeveloped acreage.    Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Working interest.    The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

Workover.    Operations on a producing well to restore or increase production.

PROSPECTUS

HALCÓN RESOURCES CORPORATION

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Guarantees of Debt Securities

        We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we offer pursuant to this prospectus may be guaranteed by one or more of our subsidiaries on terms to be determined at the time of the offering. This prospectus will allow us to issue securities over time.

        We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "HK." We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

        Investing in our securities involves risks. You should carefully consider the information set forth under the heading "Risk Factors" in this prospectus, in the documents incorporated by reference in this prospectus and in the applicable prospectus supplement.

        We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

        The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 28, 2017

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, referred to in this prospectus as the "SEC," using a "shelf" registration process. Using this process, we may, from time to time, offer to sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change the information contained in this prospectus.

        Please carefully read this prospectus and the applicable prospectus supplement, in addition to the information contained in the documents we refer you to under the heading "Where You Can Find More Information" below. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the offered securities. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective date on the front cover of those documents. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to "Halcón" and to the "Company," "we," "us" or "our" are to Halcón Resources Corporation and its subsidiaries.

THE COMPANY

        This summary highlights some of the information contained elsewhere in this prospectus and the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our securities. You should read this entire document and the information incorporated by reference herein before making an investment decision. You should carefully consider the information set forth under "Risk Factors" below, as well as those risks described in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the applicable prospectus supplement and the other documents incorporated by reference herein and therein. In addition, certain statements include forward-looking information that involve risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

        Halcón Resources Corporation is an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets in the United States. We were incorporated in Delaware on February 5, 2004, recapitalized on February 8, 2012 and reorganized on September 9, 2016. During 2012, we focused our efforts on the acquisition of unevaluated leasehold and producing properties in selected prospect areas. In the years since, we have primarily focused on the development of acquired properties and also divested non-core assets in order to fund activities in our core resource plays. Our oil and natural gas assets consist of proved reserves and undeveloped acreage positions in unconventional liquids-rich basins/fields, providing us with an extensive drilling inventory in multiple basins that we believe allow for multiple years of production and broad flexibility to direct our capital resources to projects with the greatest potential returns.

        Our principal executive offices are located at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, and our telephone number at that address is (832) 538-0300. Our website address is www.halconresources.com. Unless specifically incorporated by reference in this prospectus, information contained on our website does not constitute part of this prospectus. Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "HK."

THE SUBSIDIARY GUARANTORS

        Halcón Resources Corporation is a holding company and has no material independent assets or operations apart from the assets and operations of its subsidiaries. The guarantors of the debt securities may include the following companies, each of which is a wholly-owned direct or indirect subsidiary of Halcón Resources Corporation:

  •
  Halcón Resources Operating, Inc.

  •
  Halcón Holdings, Inc.

  •
  HRC Energy Resources (WV), Inc.

  •
  HRC Energy Louisiana, LLC

  •
  HRC Production Company

  •
  Halcón Energy Properties, Inc.

  •
  Halcón Operating Co., Inc.

  •
  Halcón Gulf States, LLC

  •
  Halcón Energy Holdings, LLC

  •
  Halcón Field Services, LLC

  •
  Halcón Louisiana Operating, L.P.

  •
  HRC Energy, LLC

  •
  HRC Operating, LLC

  •
  HK Oil & Gas, LLC

  •
  Halcón Williston I, LLC

  •
  Halcón Williston II, LLC

  •
  HK Energy, LLC

  •
  HK Louisiana Operating, LLC

  •
  HK Energy Operating, LLC

  •
  HK Resources, LLC

  •
  The 7711 Corporation

  •
  Halcón Permian, LLC

        If so provided in a prospectus supplement or term sheet, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations. Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information" below.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference, contains "forward-looking statements" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus are forward-looking statements. These forward-looking statements may be, but are not always, identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "objective," "believe," "predict," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could" and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements. You should consider carefully the information under the "Risk Factors" section of this prospectus, as well as the risks described in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the applicable prospectus supplement and the other documents incorporated by reference herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements.

        All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

 RISK FACTORS

        Investment in our securities involves certain risks. You should carefully consider the risk factors, together with the other information included or incorporated by reference in this prospectus, including the risk factors included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K on file with the SEC, each of which is incorporated by reference in this prospectus, together with those risk factors that may be included in any applicable prospectus supplement, before you decide to purchase any of our securities. The risks incorporated by reference in this prospectus are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

        The following table contains a summary of our earnings to fixed charges and to combined fixed charges and preference dividends for the periods indicated in thousands, except ratios. You should read the ratio information below in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference.

        As a result of the application of fresh-start accounting as of September 9, 2016, following our reorganization, the financial statements on or prior to September 9, 2016 are not comparable with the financial statements after September 9, 2016. References to "Successor" in the following table refer to the Company after September 9, 2016, after giving effect to the application of fresh-start accounting. References to "Predecessor" in the following table refer to the Company on or prior to September 9, 2016.

	Successor	Predecessor

	Period from September 10, 2016 through December 31, 2016	Period from January 1, 2016 through September 9, 2016
				Years Ended December 31,

				2015	2014	2013	2012

Earnings:
Income (loss) before income taxes	$(474,449)	$3,292		$(1,913,535)	$314,880	$(1,380,378)	$(67,066)
Adjustments:
Equity investment loss (income)	(9)	152		171	(617)	(97)	(373)
Interest capitalized	—	(68,192)		(113,009)	(168,897)	(203,993)	(53,492)

Income (loss) before income taxes, as adjusted	$(474,458)	$(64,748)		$(2,026,373)	$145,366	$(1,584,468)	$(120,931)
Fixed charges	29,013	197,640		340,399	320,403	262,046	86,589

Total earnings	$(445,445)	$132,892		$(1,685,974)	$465,769	$(1,322,422)	$(34,342)

Fixed charges:
Interest expense and amortization of finance costs	$28,553	$195,698		$337,554	$317,732	$259,159	$85,372
Rental expense representative of interest factor	460	1,942		2,845	2,671	2,887	1,217

Total fixed charges	$29,013	$197,640		$340,399	$320,403	$262,046	$86,589

Ratio of earnings to fixed charges	— (1)	—	(3)	— (5)	1.5	— (7)	— (8)

Total fixed charges	$29,013	$197,640		$340,399	$320,403	$262,046	$86,589
Pre-tax preferred dividend requirements	783	12,320		83,942	32,902	12,132	110,075

Total fixed charges plus preference dividends	$29,796	$209,960		$424,341	$353,305	$274,178	$196,664

Ratio of earnings to combined fixed charges and preference dividends	— (2)	—	(4)	— (6)	1.3	— (7)	— (9)

(1)
Due to the Company's loss for the period from September 10, 2016 through December 31, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $474.5 million to achieve a coverage ratio of 1:1.

(2)
Due to the Company's loss for the period from September 10, 2016 through December 31, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $475.2 million to achieve a coverage ratio of 1:1.

(3)
Due to the Company's loss for the period from January 1, 2016 through September 9, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $64.7 million to achieve a coverage ratio of 1:1.

(4)
Due to the Company's loss for the period from January 1, 2016 through September 9, 2016 the ratio coverage was less than 1:1. The Company must generate additional earnings of $77.1 million to achieve a coverage ratio of 1:1.

(5)
Due to the Company's "Loss before income taxes, as adjusted" in 2015, the ratio coverage was less than 1:1. The Company must generate additional earnings of $2.0 billion to achieve coverage ratio of 1:1.

(6)
Due to the Company's "Loss before income taxes, as adjusted" in 2015, the ratio coverage was less than 1:1. The Company must generate additional earnings of $2.1 billion to achieve coverage ratio of 1:1.

(7)
Due to the Company's "Loss before income taxes, as adjusted" in 2013, the ratio coverage was less than 1:1. The Company must generate additional earnings of $1.6 billion to achieve a coverage ratio of 1:1.

(8)
Due to the Company's "Loss before income taxes, as adjusted" in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $120.9 million to achieve a coverage ratio of 1:1.

(9)
Due to the Company's "Loss before income taxes, as adjusted" in 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $231.0 million to achieve a coverage ratio of 1:1.

 USE OF PROCEEDS

        Except as may be stated in any applicable prospectus supplement, we intend to use the net proceeds from any sales of securities by us under this prospectus for general corporate purposes, which may include repayment or refinancing of borrowings, working capital, capital expenditures, repurchases and redemptions of securities, investments and acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to reduce short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

        Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our amended and restated certificate of incorporation, amended and restated bylaws and the warrant agreement, which are filed as exhibits to this registration statement of which this prospectus forms a part and are incorporated by reference. Please read "Where You Can Find More Information". In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law that may affect the rights of our stockholders. The provisions of the Delaware General Corporation Law (the "DGCL") are more detailed than the general information provided below. You should carefully consider the actual provisions of the DGCL.

Authorized Capital Stock

        Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of April 26, 2017, we had 149,103,891 shares of common stock and no shares of preferred stock outstanding.

Common Stock

        Voting rights.    Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors.

        Dividends, distributions and stock splits.    Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

        Liquidation.    In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

        Fully paid.    All shares of common stock outstanding are fully paid and nonassessable.

        Other rights.    Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Warrants

        On September 9, 2016, we entered into a warrant agreement with U.S. Bank National Association as warrant agent, pursuant to which we issued warrants to purchase up to 4,736,842 shares of common stock, which warrants are exercisable for a four year period at an exercise price of $14.04 per share. The warrant agreement includes customary anti-dilution provisions that take effect in the event of a stock split, stock dividend, recapitalization, reclassification, reorganization or merger.

Preferred Stock

        Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

        As of the date hereof, Halcón had no shares of preferred stock outstanding.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

        Delaware law.    Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's outstanding voting stock (which we refer to as an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

  •
  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  •
  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

        A business combination generally includes:

  •
  mergers and consolidations with or caused by an interested stockholder;

  •
  sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

  •
  specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

  •
  other transactions resulting in a disproportionate financial benefit to an interested stockholder.

        The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. Because our amended and restated certificate of incorporation and amended and restated bylaws do not include any provision to "opt-out" of Section 203 of the DGCL, the statute will apply to business combinations involving us.

        Charter and bylaw provisions.    Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our amended and restated certificate of incorporation, which was duly adopted pursuant to the Amended Joint Prepackaged Plan of Reorganization, dated September 2, 2016 (the "Plan") and confirmed by the United States Bankruptcy Court for the District of Delaware entered September 8, 2016 and thereby approved pursuant to Section 303 of the DGCL, effective as of September 9, 2016, and our amended and restated bylaws, as amended, provide for a classified board of directors divided into three (3) classes, with Class A initially consisting of two directors elected for a term expiring at the annual meeting of stockholders to be held in 2017, Class B initially consisting of four directors elected for a term expiring at the annual meeting of stockholders to be held in 2018, and Class C initially consisting of three directors elected for a term expiring at the annual meeting of stockholders to be held in 2019, and each class subsequently serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director "for cause" unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that any director may be removed, with or without cause, by a majority of the shares entitled to vote at an election of directors, other than the director designated by the Requisite Unsecured Noteholders (as defined in the Plan), who may only be removed prior to the expiration of such director's initial term "for cause." The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of our board of directors will generally need two annual meetings of stockholders to effect this change.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock and preferred stock is Broadridge Corporate Issuer Solutions, Inc., 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Its phone number is (877) 830-4936.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

        The Debt Securities will be either our senior debt securities ("Senior Debt Securities") or our subordinated debt securities ("Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures among us, the Subsidiary Guarantors of such Debt Securities, if any, and a trustee to be determined (the "Trustee"). Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together, the Senior Indenture and the Subordinated Indenture are called "Indentures."

        The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in such prospectus supplement.

        Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Halcón and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization, will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against such subsidiary.

        We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

        The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest. Unless indicated in a prospectus supplement applicable to a series of Debt Securities, the Debt Securities will be our unsecured obligations.

        The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under "—Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities. If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock.

        If specified in the prospectus supplement respecting a particular series of Debt Securities, certain subsidiaries of Halcón (each a "Subsidiary Guarantor") will fully and unconditionally guarantee (the "Subsidiary Guarantee") that series as described under "—Subsidiary Guarantee" and in the prospectus supplement. Each Subsidiary Guarantee will be an unsecured obligation of the Subsidiary Guarantor. A Subsidiary Guarantee of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt.

        The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be issued will be offered for sale and will describe the following terms of such Debt Securities:

  (1)
  the title of the Debt Securities;

  (2)
  whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

  (3)
  whether any Subsidiary Guarantor will provide a Subsidiary Guarantee of the Debt Securities;

  (4)
  any limit on the aggregate principal amount of the Debt Securities;

  (5)
  each date on which the principal of the Debt Securities will be payable;

  (6)
  the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;

  (7)
  each place where payments on the Debt Securities will be payable;

  (8)
  any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;

  (9)
  any sinking fund or other provisions that would obligate us to redeem or otherwise repurchase the Debt Securities;

  (10)
  the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;

  (11)
  whether the Debt Securities are defeasible;

  (12)
  any addition to or change in the Events of Default;

  (13)
  whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;

  (14)
  any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

  (15)
  any other terms of the Debt Securities not inconsistent with the provisions of the Indenture, except as permitted by clause (12) of the first paragraph under the caption "—Modification and Waiver".

        Debt Securities, including any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof ("Original Issue Discount Securities"), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

        The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

  •
  the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshalling of assets or any bankruptcy, insolvency or similar proceedings;

  •
  the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods during which we will be prohibited from making payments on the Subordinated Debt Securities; and

  •
  the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

        The prospectus supplement will also describe, as of a recent date, the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.

        The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.

        The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described below under "—Legal Defeasance and Covenant Defeasance."

Subsidiary Guarantee

        If specified in the prospectus supplement, one or more of the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantee of the Subsidiary Guarantor.

        Subject to the limitations described below and in the prospectus supplement, one or more of the Subsidiary Guarantors will jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

        In the case of Subordinated Debt Securities, a Subsidiary Guarantor's Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture.

        Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Subsidiary Guarantee will be a continuing guarantee and will:

  (1)
  remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;

  (2)
  be binding upon each Subsidiary Guarantor; and

  (3)
  inure to the benefit of, and be enforceable by, the applicable Trustee, the Holders and their successors, transferees and assigns.

        In the event that (a) a Subsidiary Guarantor ceases to be a Subsidiary, (b) either legal defeasance or covenant defeasance occurs with respect to the series or (c) all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

        The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

        At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

        Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series.

        If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

Global Securities

        Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

        Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless:

  (1)
  the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;

  (2)
  an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities;

  (3)
  subject to the rules of the Depositary, we shall have elected to terminate the book-entry system through the Depositary; or

  (4)
  other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

        All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

        As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that it represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions may require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.

        Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of Persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of us, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest.

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series.

        All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment.

Consolidation, Merger and Sale of Assets

        Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a "successor Person"), and may not permit any Person to consolidate with or merge into us, unless:

  (1)
  the successor Person (if not us) is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and assumes our obligations on the Debt Securities and under the Indentures;

  (2)
  immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

  (3)
  several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met.

        The successor Person (if not us) will be substituted for us under the applicable Indenture with the same effect as if it had been an original party to such Indenture, and, except in the case of a lease, we will be relieved from any further obligations under such Indenture and the Debt Securities.

Events of Default

        Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:

  (1)
  failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

  (2)
  failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

  (3)
  failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

  (4)
  failure to perform or comply with the provisions described under "—Consolidation, Merger and Sale of Assets" above;

  (5)
  failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

  (6)
  any Debt of ours, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Debt unpaid or accelerated exceeds $25.0 million; provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such Debt is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Debt Securities shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

  (7)
  any judgment or decree for the payment of money in excess of $25.0 million (net of any amounts covered by insurance or a binding indemnity agreement) is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;

  (8)
  certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and

  (9)
  if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

        If an Event of Default (other than an Event of Default with respect to Halcón Resources Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Halcón Resources Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration and its consequences, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default with respect to that series, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see "—Modification and Waiver" below.

        Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, no Trustee will be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity. Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series.

        No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

  (1)
  such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;

  (2)
  the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable security or indemnity, to the Trustee to institute such proceeding as trustee; and

  (3)
  the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

        However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security.

        We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

        We may modify or amend an Indenture without the consent of any holders of the Debt Securities in certain circumstances, including:

  (1)
  to evidence the succession under the Indenture of another Person to us or any Subsidiary Guarantor and to provide for its assumption of our or such Subsidiary Guarantor's obligations to holders of Debt Securities;

  (2)
  to add any additional covenants of us or the Subsidiary Guarantors for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power under the applicable Indenture conferred upon us or any Subsidiary Guarantor;

  (3)
  to add any additional Events of Default with respect to all or any series of Debt Securities;

  (4)
  to provide for uncertificated notes in addition to, or in place of, certificated notes;

  (5)
  to secure the Debt Securities;

  (6)
  to establish the form or terms of any series of Debt Securities;

  (7)
  to evidence and provide for the acceptance of appointment under the Indenture of a successor Trustee;

  (8)
  to cure any ambiguity, defect or inconsistency;

  (9)
  to add Subsidiary Guarantors;

  (10)
  in the case of any Subordinated Debt Security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Debt;

  (11)
  to make other changes that do not adversely affect the interests of the Holders of Debt Securities of any series issued thereunder in any material respect; or

  (12)
  to add to, change or eliminate any of the provisions of the applicable Indenture in respect of one or more series of Debt Securities, provided that any such addition, change or elimination (a) shall neither (i) apply to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Debt Security with respect to such provision or (b) shall become effective only when there is no such Debt Security Outstanding.

        Other modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

  (1)
  change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;

  (2)
  reduce the principal amount of, or any premium or interest on, any Debt Security;

  (3)
  reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;

  (4)
  change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;

  (5)
  impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;

  (6)
  modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of such Debt Securities;

  (7)
  except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

  (8)
  reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

  (9)
  reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

  (10)
  modify such provisions with respect to modification, amendment or waiver; or

  (11)
  following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant with respect to such offer in a manner adverse to such Holder.

        The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series.

        Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

  (1)
  the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of Maturity to such date;

  (2)
  if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;

  (3)
  the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and

  (4)
  certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Satisfaction and Discharge

        Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:

  (1)
  either:

  (a)
  all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

  (b)
  all outstanding Debt Securities of that series that have been not delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

  (2)
  we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and

  (3)
  we have delivered an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied.

Legal Defeasance and Covenant Defeasance

        To the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have our obligations discharged under provisions relating to defeasance and discharge of indebtedness, which we call "legal defeasance," or relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, which we call "covenant defeasance".

        Legal Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have the legal defeasance provisions applied to any series of Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:

  (1)
  we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

  (2)
  no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit (other than a default or an Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of liens to secure such borrowing) or, with respect to any Event of Default described in clause (8) under "—Events of Default," at any time until 121 days after such deposit;

  (3)
  such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound; and

  (4)
  in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any Senior Debt and no other event of default with respect to any Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof.

        Covenant Defeasance.    The Indentures provide that, upon our exercise of our option (if any) to have the covenant defeasance provisions applied to any Debt Securities, we may fail to comply with certain restrictive covenants (but not with respect to conversion, if applicable), including those that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under "Events of Default" and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3) and (4) above are satisfied. If we exercise this option with respect to any series of Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

        If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantee will terminate.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator, stockholder, member, manager, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Debt Securities, the Indentures or any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Debt Security, each Holder shall be deemed to have waived and released all such liability. The waiver and release shall be a part of the consideration for the issue of the Debt Securities. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Notices

        Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

        We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the

Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

        The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York.

The Trustee

        We will enter into the Indentures with a Trustee that is qualified to act under the Trust Indenture Act, as amended, and with any other Trustees chosen by us and appointed in a supplemental indenture for a particular series of Debt Securities. We may maintain a banking relationship in the ordinary course of business with our Trustee and one or more of its affiliates.

        Resignation or Removal of Trustee.    If the Trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the Trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable Indenture. Any resignation will require the appointment of a successor Trustee under the applicable Indenture in accordance with the terms and conditions of such Indenture.

        The Trustee may resign or be removed by us with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the Debt Securities of any series may remove the Trustee with respect to the Debt Securities of such series.

        Limitations on Trustee if It is Our Creditor.    Each Indenture will contain certain limitations on the right of the Trustee, in the event that it becomes our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

        Certificates and Opinions to Be Furnished to Trustee.    Each Indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an Indenture, every application by us for action by the Trustee must be accompanied by an Officers' Certificate and an Opinion of Counsel stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF DEPOSITARY SHARES

        We may offer fractional interests in shares of preferred stock rather than full shares of preferred stock. In that event, depositary receipts will be issued to evidence depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, as described in the prospectus supplement relating to the particular issue of depositary shares.

        The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary that is a bank or trust company, as depositary, that we select as set forth in the prospectus supplement relating to the particular issue of depositary shares. Unless otherwise specified in the prospectus supplement relating to a particular issue of depositary shares, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by such depositary share, including dividend and liquidation rights and any right to convert the shares of preferred stock into common stock.

        We will describe the terms of any depositary shares we offer and the related depositary agreement, as well as the terms of the shares of preferred stock represented thereby, in the prospectus supplement relating to the particular issue of depositary shares.

 DESCRIPTION OF WARRANTS

        We may issue warrants that entitle the holder to purchase common stock, preferred stock, debt securities or depositary shares. Warrants may be issued independently or together with common stock, preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as will be set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

        The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

        Reference is made to the prospectus supplement relating to the particular issue of warrants offered pursuant to such prospectus supplement for the terms of and information relating to such warrants, including, where applicable:

  •
  the number of shares of common stock purchasable upon the exercise of warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

  •
  the number of shares and series of preferred stock purchasable upon the exercise of warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock may be purchased upon such exercise;

  •
  the designation, aggregate principal amount, denominations and terms of the series of debt securities purchasable upon exercise of warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

  •
  the designation and number of depositary shares purchasable upon the exercise of warrants to purchase other securities and the price at which such number of depositary shares may be purchased upon such exercise;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  United States federal income tax consequences applicable to such warrants;

  •
  the amount of warrants outstanding as of the most recent practicable date; and

  •
  any other terms of such warrants.

        Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. The exercise price for warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

        Each warrant will entitle the holder thereof to purchase such number of shares of common stock, preferred stock or depositary shares or such principal amount of debt securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the prospectus supplement relating to such warrants.

        Prior to the exercise of any warrants to purchase common stock, preferred stock, debt securities or depositary shares, holders of such warrants will not have any of the rights of holders of such common stock, preferred stock, debt securities or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise, or to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture, or to exercise any applicable right to vote or to exercise any rights of holders of depositary receipts in respect of the depositary shares purchasable upon such exercise.

 PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the estimated net proceeds to us from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale Through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account for resale to the public, either on a firm commitment basis or a best efforts basis. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may change from time to time any offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        If dealers are used, we will sell the securities to them as principals. The dealers may then resell that securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

        Certain legal matters in connection with the securities to be offered by this prospectus will be passed upon for us by Mayer Brown LLP, Houston, Texas. Certain legal matters relating to Colorado law will be passed upon for us by Davis Graham & Stubbs LLP, and certain legal matters relating to Oklahoma law will be passed upon for us by Conner & Winters, LLP. Any underwriters, dealers or agents will be advised by their own legal counsel concerning issues relating to any offering.

EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and the effectiveness of Halcón Resources Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statements were prepared in conformity with Statement of Position 90-7 for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as a result of emerging from chapter 11 bankruptcy, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting. Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The statements of revenues and direct operating expenses of the assets acquired by Halcón from Samson Exploration, LLC for the years ended December 31, 2016 and 2015, incorporated by reference into this prospectus, have been audited by BDO USA, LLP, an independent auditor, as stated in their report incorporated herein by reference, given on the authority of such firm as experts in auditing and accounting.

        The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, are included in this prospectus and have been incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 in reliance on the authority of that firm as experts in reserve engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web page site at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room located at 100 F Street N.E., Washington DC 20549. You may obtain information on the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "HK."

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede the information contained or incorporated by reference herein. Any information furnished to the SEC under Items 2.02 or 7.01 or the exhibits relating to furnished items are not incorporated into or made part of this prospectus. You should not assume that the information included or incorporated by reference in this prospectus is current as of any date other than the date of the respective documents. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 1, 2017;

  •
  our Current Reports on Form 8-K filed with the SEC on January 24, 2017, January 26, 2017, February 9, 2017, February 10, 2017, February 16, 2017, March 2, 2017, March 3, 2017, March 9, 2017 and April 7, 2017;

  •
  the description of our common stock contained in our registration statement on Form 8-A dated March 21, 2012, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock; and

  •
  the description of our warrants contained in our registration statement on Form 8-A dated September 15, 2016, including any amendment to that form that we may file in the future for the purpose of updating the description of our warrants.

        Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed "filed" with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

        You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

8,000,000 Shares

Halcón Resources Corporation

Common Stock

Prospectus Supplement

February      , 2018

Book-Running Manager

J.P. Morgan